EXHIBIT 107

Form S-1

(Form Type)

Phoenix Motor Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value 0.0004 per share, underlying convertible notes	Rule 457(c)	29,791,667	(2)	$0.98	(4)	$29,195,833.70	0.00014760	$4,309,30
	Equity	Common Stock, par value 0.0004 per share, underlying warrants	Rule 457(g)	2,500,000	(3)	$1.30	(5)	$3,250,000.00	0.00014760	$479.70

	Total Offering Amounts							$32,445,833.70		$4,807.00
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$4,807.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0004 per share, of the registrant as may be issued or issuable because of share split, share dividend, recapitalization, exchange or similar event or otherwise.

(2) Representing shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $13,750,000 (the “Notes”).

(3) Representing shares of common stock issuable upon exercise of common stock purchase warrants (the “Warrants”).

(4) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.98, which is the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on November 17, 2023.

(5) Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon $1.30, which is the price at which the Warrants may be exercised.